SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report September 7, 2004

WILSON BROTHERS USA, INC.

(Exact name of registrant as specified in its charter)

Illinois	1-3329	36-1971260
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification number)

1072 U.S. Highway 175

Kaufman, Texas 75142

(Address of principal executive offices)

Registrant’s telephone number, including area code (972) 962-5484

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 7, 2004, Wilson Brothers USA, Inc. (the “Company”) together with Houze Glass Corporation, a wholly-owned subsidiary of the Company (“Houze”) and John H. Sanford, the Company’s Chief Executive Officer and Chief Financial Officer, entered into a Forbearance Agreement with Citizens Bank of Pennsylvania (“Citizens Bank”). The forbearance agreement is described in Item 2.03 of this report and is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or and Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 7, 2004, Houze, Mr. Sanford and the Company entered into a Forbearance Agreement with the Citizens Bank (the “Agreement”) concerning a loan and related loan documents entered into by Houze with Mellon Bank, N.A. (“Mellon Bank”) in October 1998 and assigned by Mellon Bank to Citizens Bank in December 2001 (the “Loan”). Mr. Sanford and the Company became guarantors of Houze’s obligations, liabilities and indebtedness under the Loan and the related loan documents in October 1998. As of the date of the Agreement, Houze was in default under the loan documents, resulting in acceleration of the Loan by Citizens Bank as of July 31, 2004.

Under the terms of the Agreement, Citizens Bank has agreed not to collect on the then outstanding $575,254.93 principal and accrued interest outstanding under the Loan until February 28, 2005. In exchange the Company, Houze and/or Mr. Sanford have agreed to pay Citizens Bank, in addition to the charges and fees due under the loan documents, (i) an initial principal payment of $150,000 upon the execution of the Agreement; (ii) a $2,000 monthly forbearance fee; (iii) a monthly principal payment of $25,000; and (iv) interest on the unpaid principal balance due under the loan from September 1, 2004 until paid in full at a rate equal to Citizens Bank’s prime rate plus 3% per annum. Pursuant to the terms of the Agreement, all remaining outstanding principal, accrued and unpaid interest and all other sums due under the Loan and the loan documents become due and payable on February 28, 2005. In addition, the Company, Houze and Mr. Sanford have agreed to limit the outstanding balance due on the Loan at any given time pursuant to a formula set forth in the Agreement.

In accordance with the terms of the Agreement, if an Event of Default occurs under the terms of the loan documents, the interest rate on the unpaid principal balance due under the Loan will increase by 2% over the amount listed above until all sums due are paid in full. Pursuant to the terms of the loan documents, Events of Default include, but are not limited to: (i) nonpayment of, or failure to perform any, obligations evidenced or secured by the Loan; (ii) the breach of any covenant contained in the loan documents; (iii) the discovery by Citizens Bank of any false or misleading representation made by the Company, Houze or Mr. Sanford in any of the loan documents; (iv) with respect to the Company, Houze or Mr. Sanford, the death or incapacity of any individual or the dissolution, insolvency of filing or commencement of any bankruptcy proceeding of any corporation; (v) the good faith determination by Citizens Bank that a material adverse change has occurred in the financial or business condition of Houze; or (vi) the default by Houze in the payment of its indebtedness or in the performance of its obligations (other than indebtedness or obligations evidenced by the loan documents or any other evidence of liability to Citizens Bank) and such default shall continue for more than any applicable grace period.

The terms of the forbearance agreement also state that the Company, Houze and Mr. Sanford acknowledge and agree that the obligations, liabilities and indebtedness due and owing under the terms of the loan have been accelerated and remain due and owing in full.

The foregoing description is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

The following exhibit is filed with this report:

10.1	Forbearance Agreement, dated September 7, 2004, by and between Houze Glass Corporation, John H. Sanford, Wilson Brothers USA, Inc. and Citizens Bank of Pennsylvania.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILSON BROTHERS USA, INC.

Date: November 15, 2004	By:	/s/ John H. Sanford
John H. Sanford
Chief Executive Officer and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document
10.1	Forbearance Agreement, dated September 7, 2004, by and between Houze Glass Corporation, John H. Sanford, Wilson Brothers USA, Inc. and Citizens Bank of Pennsylvania.